UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2018

HIP CUISINE, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	001-37807	47-3170676
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2250 NW 114th Ave. Unit 1P, PTY 11020,

Miami, FL 33172-3652

(Address of Principal Executive Offices) (Zip Code)

011-507-6501-8105

Registrant’s telephone number, including area code

_______________________________________________

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 20, 2018, Hip Cuisine, Inc., (the “Company”) entered into and closed Securities Purchase Agreements (the “Purchase Agreements”) with two (2) accredited investors (“Purchasers”). Pursuant to the Purchase Agreements, the Company agreed to issue to the Purchasers Senior Convertible Callable Promissory Notes in the aggregate principal amounts of $80,250 and $80,250, respectively (the “Notes”). The aggregate principal amount of the Notes each include an original issue discount of $5,250. The Notes mature on the 6th month anniversary date following the Closing Date, as defined in the Notes. Subject to Purchasers’ right to convert the Notes into shares of the Company’s common stock (the “Shares”), accrued interest shall be paid in cash on the basis of a 365-day year. The Company may prepay the Notes at any time during the initial 180 calendar day period after the issuance date as follows: 108% of the total amount outstanding during the initial 60 day period after the issuance date, 113% of the total amount outstanding from the 61st day through the 120th day period after the issuance date, and 120% multiplied by the total amount outstanding from the 121st day through the 180th day period after the issuance date. The Notes shall bear interest at a rate of 2% per annum. The Purchasers shall have the right to convert the outstanding principal balance and all accrued interest due pursuant to the Notes into Shares at any time on or after 180 days after the Closing Date at a price per share equal to the lower of (i) $1.00 or (ii) 75% multiplied by the closing price of the common stock on the 180th calendar day after the Closing Date. Payment of the obligations under the Notes may be accelerated, in general, upon any of the following events: (i) an uncured failure to pay any amount under the Notes when due; (ii) an uncured breach by the Company of its obligations under any of the offering documents; (iii) a material breach by the Company of its representations and warranties contained in the offering documents; (iv) certain material judgments are rendered against the Company; and (v) the occurrence of certain voluntary and involuntary bankruptcy proceedings.

In addition, and in accordance with the terms of the Purchase Agreements, the Purchasers were each issued a warrant to purchase up to 150,000 Shares (an aggregate of 300,000 Shares) at an exercise price of $1.20 per share (the “Warrants”). The Warrants have an exercise term of two (2) years from the Closing Date. The Purchasers shall have piggy-back registration rights with respect to the Shares.

The foregoing summary of the transactions contemplated by the Purchase Agreements and the documents and instruments to be executed and/or issued in connection therewith, does not purport to be complete and is qualified in its entirety by reference to the definitive transaction documents, the forms of which are attached as exhibits to the Form 8K filed by the Company on March 13, 2018 and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the transactions described in Item 1.01 of this Current Report, which is incorporated into this Item 2.03, the Company has entered into and closed a Purchase Agreements with the Purchasers, as of the dates set forth in Item 1.01 pursuant to which it agreed to issue the Notes and Warrants to the Purchasers.

Item 3.02 Unregistered Sales of Equity Securities.

The Company agreed to issue the Notes and Warrants to the Purchasers in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The information disclosed in Items 1.01 and 2.03 is incorporated into this Item 3.02 in its entirety.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIP CUISINE, INC.

Date: March 26, 2018	By:	/s/ Natalia Lopera
Natalia Lopera
Chief Executive Officer

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